Exhibit 99.1
Final Transcript
Conference Call Transcript
CHS — Q1 2011 Chicos FAS Earnings Conference Call & Webcast
Event Date/Time: May 18, 2011 / 12:30PM GMT

CORPORATE PARTICIPANTS
Bob Atkinson
Chico’s FAS, Inc. — VP, IR
David Dyer
Chico’s FAS, Inc. — President & CEO
Kent Kleeberger
Chico’s FAS, Inc. — EVP, COO & CFO
CONFERENCE CALL PARTICIPANTS
Paul Alexander
Bank of America-Merrill Lynch — Analyst
Elizabeth Howell
Raymond James — Analyst
Edward Yruma
KeyBanc Capital Markets — Analyst
Jennifer Black
Jennifer Black & Associates — Analyst
Tom Filandro
SIG — Analyst
Liz Pierce
ROTH Capital Partners — Analyst
Janet Kloppenburg
JJK Research — Analyst
Margaret Whitfield
Sterne, Agee — Analyst
Neely Tamminga
Piper Jaffray — Analyst
Tracy Kogan
Nomura Capital — Analyst
Robin Murchison
SunTrust Robinson Humphrey — Analyst
Lindsey Bell
JPMorgan Chase — Analyst
Adrienne Tennant
Janney Montgomery Scott — Analyst
Dana Telsey
Telsey Advisory Group — Analyst
Travis Williams
Stephens Inc. — Analyst
Betty Chen
Wedbush Securities — Analyst
PRESENTATION

Operator

Greetings and welcome to the Chico’s FAS, Inc. first-quarter 2011 sales and earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions). As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Robert Atkinson, Vice President of Investor Relations for Chico’s FAS. Thank you, Mr. Atkinson. You may begin.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR
Thanks, Jackie and good morning, everyone. Welcome to the Chico’s first-quarter earnings conference call and webcast. Dave Dyer and Kent Kleeberger join me here at our National Store Support Center in Fort Myers.
Before Dave begins his executive overview, I must remind you of our Safe Harbor statement. Certain statements made this morning, including without limitation statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended.
Such forward-looking statements involve known or unknown risks, including but not limited to general economic and business conditions and conditions within the specialty retail industry. There can be no assurance that future results, performance or achievements expressed or implied by such forward-looking statements will occur.
Users of forward-looking statements are encouraged to review our latest Annual Report on Form 10-K, our filings on Form 10-Q, Management Discussion and Analysis in the Company’s latest Annual Report to shareholders, our filings on Form 8-K and other federal securities laws filings for a description of other important factors that may affect the Company’s results of operations and financial condition.
The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied by such statements will not be realized.
Please note that we will file an 8-K with the SEC that will include a transcript of today’s conference call and webcast. With that, I will turn it over to Dave Dyer.

David Dyer - Chico’s FAS, Inc. — President & CEO
Great. Thanks, Bob and good morning to everyone. At this year’s analyst call recently in March, I used a three-stage hospital metaphor to describe the Chico’s FAS turnaround over the last couple of years. The first stage was the emergency room. During this stage in 2009, we focused on saving the Chico’s FAS patient. We cut expenses, downsized the organization, refocused on the customer, improved our product, improved our inventory turn and brought in key senior-level talent.
During the second stage in 2010, we were in the recovery room, not fully healed but definitely healthier. Our customers were responding to our improved product offerings and we concentrated on a goal to return our Company to historical financial performance.
And in 2011, we are now in the third stage, home at last, healthy again and ready for sustainable profitable growth. In addition to our high-performance expectations, we are focused on retaining and attracting the outstanding talent necessary for continued success in sector-leading financial results.
With a positive 7.7% comp on top of last year’s 16% comp, in addition to our earnings improvement of 30%, I believe that our first-quarter results are an indication of the success of our turnaround efforts. At that same analyst meeting, I spoke of our three-year plan that gives us the roadmap for a potential achievement of our BHAG stretch financial goals. $1 per share for 2011, which I said over two years ago and most recently, $1.50 a share for fiscal 2013.
While both of these goals are certainly stretch targets, with the success of several margin and expense initiatives now underway, sales a bit over plan and our planned 100 plus a year new store openings and of course, a little luck, we believe we can achieve these goals.
We see growth opportunities for all three of our brands. Over the next three or four years, the Chico’s brand has the combined potential to open another 150 front-line and outlet stores. We opened 10 Chico’s stores in this first quarter.

At White House Black Market, we are increasing the growth rate. We have the combined opportunity to open 250 plus [outlet] stores. We will concentrate on store openings first. Before we can aggressively grow the White House Black Market outlets, we must increase the penetration of made-for-outlet product, which requires additional merchant and product development staffing that is now underway.
At Soma Intimates, we opened 20 boutiques and outlets in the first quarter towards our target of 54 new stores this year. At year-end, Soma should have about 180 boutiques and sufficient scale to allow us to leverage our sourcing cost and brand overhead.
We are finally finding our voice in Soma. Our 30 to 70-year-old customer generally shops higher-end department stores and specialty stores. We are winning her over with our fashion, our fit and our amazing personal service. We pick up where Victoria’s Secret leaves off.
We also believe after some starts and stops over the years that we have the right store model for Soma Intimates. We are now concentrating on building volume and improving store operating efficiencies. I am pleased to report that this first quarter was Soma’s highest comp store growth rate since 2008, as well as its smallest quarterly loss.
It is particularly encouraging that our results for the first quarter not only exceeded our expectations, but were successful in all three brands. As of yesterday, our second quarter is continuing momentum of the first quarter. According to our daily sales flash report this morning, our total sales through yesterday are up nearly 14% and our total comp, including DTC, is up slightly over 9%. Again, this is not guidance or a quarterly sales projection; it is merely a snapshot indication of where we stand two and a half weeks into the quarter.
You may remember that the 2010 second-quarter call where I commented that we left several points of comp and several pennies of earnings on the table due to the lack of wear-now product in the Chico’s brand, the lack of clearance for White House Black Market and several merchandising delivery snafus.
I believe that we will transition our assortments more effectively this year from second quarter to third quarter, have competitive July promotions and perhaps a little upside to our plan weather permitting. If it snows in July, all bets are off. With that, I am going to turn it over to our new COO, Kent Kleeberger.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO
Thanks, Dave. Good morning, everyone. For the latest quarter, total net sales increased 11.5% from a year ago to a record in the first quarter of $537.2 million. Total enterprise comparable sales, including direct-to-consumer, increased 7.7% on top of a 16% increase in the prior year’s first quarter. Quarter-over-quarter DTC sales alone increased 47.4% for the Company with all brands enjoying more than 40% growth in this channel.
By brand, Chico’s and Soma Intimates’ combined comparable store sales, including DTC, increased 7.8% while White House Black Market delivered a 7.4% increase in comp sales for the quarter. Gross margin expressed as a rate of net sales increased 60 basis points to 59.1%. The rate increase came from higher margins produced by Chico’s and White House Black Market front-line boutiques, primarily driven by improved in-season sell-throughs in the current period versus the linked period last year.
Selling, general and administrative expenses expressed as a percentage of sales decreased 150 basis from a year ago coming from the leverage associated with the comparable store sales increase. However, on a dollar basis, SG&A increased $18.3 million, including a $580,000 net increase over last year in store-related impairment charges.
The increase in SG&A dollars is primarily attributable to increased store and direct operating costs associated with the 85 net new stores opened since first quarter 2010, along with higher credit card fees resulting from higher sales, plus $1.8 million in additional marketing expense, largely attributable to Soma Intimates’ incremental television advertising campaign during April.
The effective tax rate for the first quarter of 2011 was 37.3%, higher than last year’s first-quarter rate of 36.2%. 2009’s lower rate came from a favorable tax court ruling resulting in the restoration of a state income tax receivable.
Diluted weighted average shares outstanding decreased by 2.7 million, primarily due to our repurchase of shares in the open market beginning last August.

Reviewing our balance sheet, cash plus marketable securities as of April 1 reached $566.2 million, an $84.3 million increase in those current assets from a year ago and that is after paying $30.2 million in cash dividends to shareholders and $55.7 million in share repurchases since the end of first quarter 2010 and we remain debt-free.
Total inventories at the end of first quarter increased $38.1 million or up about 23.7% compared to the 2010 period while net store selling square footage grew by about 7.6%. However, excluding an approximate incremental $9.6 million attributable to in-transit merchandise coming from a shift in deliveries of goods from air to less expensive ocean freight, inventory per selling square foot increased about 9.5%.
Aside from the increase in in-transit inventories, there were other factors contributing to the increase per square foot. First, we have increased our inventory commitments to support DTC growth. Next, inventory purchased to support 21 net new boutiques and outlet openings in the May/June timeframe comprises about 2% of the increase, plus our average unit cost in the Chico’s brand is up about 2%.
More importantly, if you were to compare the inventory in terms of inventory per square foot over a two-year timeframe versus the two-year comp increase, our inventories without in-transit would be up 14.2% per square foot versus the two-year comp trend of 23.7%.
Finally, we left money on the table last year as we did not have enough wear-now merchandise, in part due to our [beat-the-plan] first quarter of 2010 given the 16% comp increase. Plus, we were broken in sale goods inventory late June through early August 2010.
Accordingly, we believe we have improved the positioning of our inventory this year, an action that works to take advantage of what we believe is the second-quarter opportunity for both wear-now goods and end-of-season promotion.
Capital expenditures for the 2011 quarter, including investments in new, relocated and remodeled and expanded stores, totaled $16.2 million compared to $15.3 million for the linked period last year. It is worth noting here that we opened twice as many new stores in the 2011 quarter compared to first quarter last year. The increase in CapEx related to stores was offset by a decrease in information technology expenditures compared to last year’s first quarter.
The end-of-quarter combined boutique and outlet square footage amounted to approximately 2.859 million square feet. During the quarter, Soma Intimates opened 16 front-line boutiques under the FAS store strategy or pop-up strategy, opened four outlets and closed two boutiques and two outlets.
White House Black Market opened nine boutiques, closed one and opened three outlets. And Chico’s brand opened eight outlets, closed four front-line boutiques and opened two front-line boutiques in the mid-tier markets of Roanoke, Virginia and Morgantown, West Virginia. Chico’s FAS ended the 2011 quarter with 1184 stores compared to 1099 stores at the end of first quarter 2010.
Now, looking at second quarter 2011, while not providing specific EPS guidance, we are operating under the following assumptions. We are targeting a mid-single-digit comparable store sales increase for Chico’s FAS, an estimate that includes DTC sales. This comp sales increase accompanied by the addition of 30 net new stores should result in a net sales percentage increase in the mid-teens for the quarter. We are planning the gross margin rate of sales to be up slightly, an increase that should incorporate improved markdown rates.
Our SG&A rate of sales should reflect leverage similar to that in the first quarter resulting from a positive comp and continued effective expense control, partially offset by a small increase in marketing expenditure.
As we said on the February call, we are assuming an income tax rate in the range of 37% to 38% for the second quarter, as well as the balance for 2011. Also, we assume no future share repurchase in our model even though that statement may not necessarily reflect our intentions.
As to annual consolidated cash flows for 2011, we are now projecting capital expenditures at approximately $130 million reflecting the acceleration of our distribution center 2 expansion plans from 2012 to 2011. This acceleration results from our taking advantage of the 100% bonus depreciation under current IRS tax regulation, among other considerations. Depreciation and amortization is expected to be approximately $100 million for 2011. With that, I will turn it back over to Bob to introduce the Q&A session of today’s call.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR
Thanks, Ken. Before Jackie gives us the procedure for queuing for questions, I would ask that each questioner limit themselves to one question and to one follow-up. In this way, we will be better able to accommodate as many questioners as time permits. You’re welcome to get back in the queue to ask a question in the same manner you did originally. Just as a warning here, we plan to end the call at 9.30 Eastern time. With that, Jackie, how may security analysts indicate a question?
QUESTION AND ANSWER

Operator
(Operator Instructions). Lorraine Hutchinson, Bank of America-Merrill Lynch.

Paul Alexander - Bank of America-Merrill Lynch — Analyst
Good morning, guys. It is Paul Alexander for Lorraine. So my question is on Soma. This was a historically strong comp for that brand. What drove that? Is it getting the Vanishing Back bra back in stock or was it apparel strength? And what were comparisons for the brand like? I think you said last quarter that Soma’s compares were kind of easy. And then lastly, are Soma comps still leading the Company and when do you guys think you might start reporting the Soma results broken out on its own? Thanks.

David Dyer - Chico’s FAS, Inc. — President & CEO
Soma comps are still leading the Company and I would say that their success is probably threefold. One certainly is the right product and both our bra categories and our apparel categories are doing very well.
Secondly, I could say that there has been certainly an attention to driving margin, which is paying off. And third, there has certainly been an increased emphasis on store operating efficiency. And when you take all three of those together, I think it is producing the results. We are seeing — we are seeing the stores successfully build and are having a lot of the new stores that we opened certainly have the potential for success. Of our FAS stores, it has been a little over 80% of our FAS stores that are going to be full-line stores coming up. And we have only had about — a little bit less than 20% that have been — we want to discontinue. Kent, anything else you want to add on that?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO
No, I think that pretty much summarizes it.

Operator
Elizabeth Howell, Raymond James.

Elizabeth Howell - Raymond James — Analyst
Good morning. With comps up 9% quarter-to-date, can you just walk us through your comparisons for the rest of the quarter, if they get tougher or easier and did the compressed calendar between Easter and Mother’s Day impact your business significantly?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO
Well, I think in comparison to last year when we ended the quarter, July was actually a negative comp last year. And I think for the reasons we said on the inventory, we were missing a lot of wear-now merchandise and we didn’t have enough clearance. So we began to see business slip probably in June week four of last year and continued through the early part of August. In fact, I think August last year was slightly negative as well.

David Dyer - Chico’s FAS, Inc. — President & CEO

The early part of the quarter last year was strong comps.

Elizabeth Howell - Raymond James — Analyst
Okay, great. And then just on Mother’s Day and Easter, the compressed calendar, did that impact your business?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO
Obviously, April was better than March, so with the shift, the Easter shift. I would also say that we had a very successful Mother’s Day period and I think it may have been perhaps Chico’s largest sales week ever leading up to that.

David Dyer - Chico’s FAS, Inc. — President & CEO
The comps that we have done so far in the first part of April, we have comped over one of our largest weeks in the Chico’s brand that they have during the whole year. So I think that is at least off to a good start.

Operator
Edward Yruma, KeyBanc Capital Markets.

Edward Yruma - KeyBanc Capital Markets — Analyst
Thanks very much for taking my question. I think you had indicated that averaging cost in the embedded inventory was up about 3%. Could you talk about kind of how you are seeing pricing for the remainder of the year and if you have seen any additional upward pressure?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO
The average unit cost was with the Chico’s brand only and that was up about 2%. I think we indicated to a number of people that part of our strategy to compete against the increase in average unit cost was to raise price. And I would say with respect to the apparel brands, our average unit retails were up somewhere north of about 6% for the quarter. And I look for that trend to continue for the balance of the year. In fact, the other pieces to take into consideration, we are counting on some significant markdown saves in the fall season, coupled with perhaps some improvement in our couponing strategy via lower discounts.

Edward Yruma - KeyBanc Capital Markets — Analyst
Great, and one follow-up. In terms of — in thinking about the longer-term margin opportunity to improve the penetration of made-for-outlet, how should we think about that? And I know you said you are hiring for that now. What is the potential timing on that? Thank you.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO
Well, I think that we have to have the infrastructure in place before we can make a significant increase in made-for-outlet products. So we are planning to begin staffing up in the very near future. Probably in the fall so that by fiscal year 2012, we can roll out White House in a similar cadence that we did with Chico’s when their made-for-outlet penetration increased significantly.

Operator
Jennifer Black, Jennifer Black & Associates.

Jennifer Black - Jennifer Black & Associates — Analyst
Good morning. Let me add my congratulations. My first question has to do with White House Black Market. I wondered if you could talk a little bit about denim and suiting categories, the potential you see there and any other categories with significant opportunities?

David Dyer - Chico’s FAS, Inc. — President & CEO
Suiting has been terrific. We launched the Work Kit in White House Black Market, which we believe is an important part of our assortment, especially in the urban stores. And I think you will see us continuing that on a year-round basis. Denim has been, I guess, soft as we went through the spring season. And I think that we are cautious in the denim assortments, especially in White House Black Market.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO
So while I think the denim business has been somewhat soft, their bottoms business in sportswear has been nothing short of outstanding. So arguably, it is competing a little bit, but I think bottoms also support the wear to work as well.

Jennifer Black - Jennifer Black & Associates — Analyst
Great. And then I have a follow-up question on Soma. It appears you have a lot of great tops, but you are lighter on the bottoms business and it also seems like you have less shapewear at least right now and it looks like your PJs blew out over Mother’s Day. I just wondered when you will get back in stock. Is this a West Coast thing? It seems like you are just really chasing.

David Dyer - Chico’s FAS, Inc. — President & CEO
Well, I would say when it comes to the apparel part, there are two things that we have done. One, we have reduced the inventory in apparel. We had it in the last couple of years where we just weren’t turning fast enough and we had too much apparel clearance in the Soma boutiques. And that affected our full-price business. I think we are at the point in apparel where we would like to sell out of things and we would like to create a sense of urgency like we have in the other brands.
In terms of bottoms to tops, I think tops will continue to be a part of our business, and we are a little light right now, but really we focused on dresses for this spring and I think that that has paid off for us.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO
The shapewear business, Jennifer, has not ever really been a strong business for Soma. I think we are still trying to figure it out, but really it is under like 5% of total sales. So it is not as important as the other portions of foundation.

Operator
Tom Filandro, SIG.

Tom Filandro - SIG — Analyst
Thank you very much and my congratulations as well. Great quarter. With your comments on inventories, I think you noted a couple things, more wear-now goods, higher commitments at DTC and I believe you said clearance type goods. So it is kind of a two-part question. What impact will the higher commitments have if any on IMU as you are buying more clearance and how should we think about quarter-end inventories entering the third quarter or exiting the second quarter? Thank you.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO

Well, I think typically if you are buying more goods, you are going to basically get leverage and result in lower costs. So when we consciously buy goods to promote, we are enjoying some price break on that in relation to if we were buying the lesser quantity. So that always works.
Inventory levels in terms of what I refer to as end of July or [BOM] August, I would like them to be a little bit lower than where we ended second quarter, primarily because, last year, we were starved and pretty much in second quarter, we were chasing a lot of goods in virtually each of the brands. I even think about our outlet business in Chico’s. They were down 34.5% per square foot. So they also overachieved and we were chasing goods. So we are going to try to get back in business for that for both second and third quarter.

David Dyer - Chico’s FAS, Inc. — President & CEO
It is interesting, when you look at inventory too with our increase in direct-to-consumer, 40% increase last year, starting off this quarter this year at 47% increase. The inventory for direct-to-consumer is included when we look at the sales per square foot in the stores. So it really is not — the comparison of sales per square foot with the increase in direct-to-consumer is probably a little less accurate than it has been before. I mean direct-to-consumer actually is worth probably well over 100 stores.
So when you look at it, how do you really come up with sales per square foot? It almost is a different way of looking at it. And I think that is why, when we look at our business totally now, it is a much different animal. The business has really changed. The customer shops everywhere and we just need to be there when she is there. So some of the old measures may be challenged right now.

Operator
Liz Pierce, ROTH Capital Partners.

Liz Pierce - ROTH Capital Partners — Analyst
I will add my congratulations. Most of mine have been answered, but just a quick question on Soma. Is it the plan to, at some point, build out the outlet business for Soma and if so, what is the time in terms of building the staff for that? Thanks.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO
We are already building out the outlet business to tee things up. We used to send Soma clearance to the Chico’s outlets and we made a conscious decision to remove Soma out of Chico’s outlets and set up their own outlet business.
What is also interesting about Soma is that, in their outlet business, we also have a fair amount of full price selling that takes place. So we are getting some incremental margin with respect to that. So if I take a look at Soma outlets just for this year, we are probably going to add roughly around 12 outlets.

Operator
Janet Kloppenburg, JJK Research.

Janet Kloppenburg - JJK Research — Analyst
Good morning, everyone. Congratulations on a great quarter. I was wondering if you could just talk about Soma and the bottom-line results you are seeing there. I know that the comp was up nicely and I am just wondering with the increased marketing spend if we should be expecting loss levels to be lower than they were in the prior year or this investment spending — if this should be considered investment spending and perhaps loss levels start to subside in the back half of the year?

David Dyer - Chico’s FAS, Inc. — President & CEO

You got it. That is exactly what we are doing is we are investing in Soma. Our goal is not only to lose less, but actually is to make a profit and that is where we are headed. That is what we want out of it, but still it is an insignificant part of our business. And even with that, we had a 30% earnings increase. So I think the other parts of the business are chugging along. As a matter of fact, I was very pleased with the performance of all three brands for the quarter. They all three were performing very, very well.

Operator
Margaret Whitfield, Sterne Agee.

Margaret Whitfield - Sterne, Agee — Analyst
Good morning and again congratulations. I wondered if you could provide an update on the sourcing side, cutting vendors, buying piece goods earlier, changing countries of origin, along with the price increases. And Kent, could you talk about the plan to cut back perhaps on the couponing in the back half? Could you be a little more specific as to what you intend? Thank you.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO
So the first question on sourcing, what is the progress there, I would say that we have consciously added some additional infrastructure both to support the brands, as well as to assist in the migration of production away from China. It is interesting to note that on last quarter’s call, Chico’s was already roughly about down to 45% in terms of goods sourced from China. So the heavy lifting is really with respect to White House Black Market.
On the piece good side, we have continued to — we have continued to take positioning in piece goods in advance of deliveries. Although of recent note, we have seen a little bit of relief in cotton prices and as a result of that, our sourcing team has gone back and we have asked for and received price concessions on what we’d say is more of the cotton-based source of goods.
So the other thing too is that I think it becomes a matter of infrastructure in terms of migrating because you want to really do test orders when you are going with new suppliers as opposed to moving entire production runs. So we are embarking upon that initiative as we speak.
The whole couponing thing, I don’t think that we have enough information presently to really quantify what the impact of that is, other than the challenge that has been thrown to the brands to try to reduce the amount of discounts by about 10% over the next 18 months. So we have done some offers in the first quarter so far that have been less. In other words, we have reduced or eliminated coupons, but just reduced the richness of the offer. So you will have to stay tuned for our results on that.

Operator
Neely Tamminga, Piper Jaffray.

Neely Tamminga - Piper Jaffray — Analyst
Great, good morning. Hey, Kent, I was just wondering if you could help just reframe a little bit where you guys are on some of your tech initiatives as it relates to the calendar, implementation, kind of where you are. Your CapEx I think you said for tech was down, but I’m just trying to get a sense of what you guys are spending your money on in tech. Thanks.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO
That comparison was only with respect to first quarter. Our tech budget or our IT budget is still over $30 million and that is comparable to the last two years’ levels. The big buckets, as we speak, is we are spending a lot in terms of the direct-to-consumer segment. We are going through an upgrade with the [ATG] platform and then in addition to that, we have a number of initiatives that we are doing such as ratings reviews. We are looking at ease of checkout, among other things, because we think there is a real revenue opportunity to capture some lost sales on people canceling orders there.

The big expenditures on software would be in JDA and that is pretty much behind us. What we are really incurring now is more about development since we are revisiting our enterprise platform and building some additional functionality, as well as the way to more accurately how we plan our business in terms of markdown versus full price. So there is a little bit of development there.
Outside of that, the other big piece that comes to mind is concept to PO, which is how we can track our product development against the calendar. And then the last piece is that we are moving our data center out of hurricane alley here in Fort Myers, Florida to Winder, George in our distribution center 2 and what that will really do for us, not only is it from a disaster recovery perspective good planning, but when we go to the new technology, which is pod technology developed by Hewlett-Packard, we will basically double our current computing capacity. So hopefully some aberrations in terms of service interruptions that we currently experience will be reduced. Those are really the big buckets.

Operator
Paul Lejuez, Nomura Capital.

Tracy Kogan - Nomura Capital — Analyst
Thanks. It is Tracy Kogan filling in for Paul. Kent, you talked about where you expect inventories to be at the end of the second quarter. I was wondering if you could help us with how you are thinking about inventory in the back half both in dollars and also in units. Thank you.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO
Yes, I think in the back half, dollars and units are probably not going to be at the same level of increase and the reason I say that is because I think last year we got a little bit ahead of ourselves in that we — sales didn’t materialize, especially in the earlier part of third quarter and unfortunately, due to weather, among other things, we took a few more markdowns in the fourth quarter than we anticipated. So we are going to be a little bit more conservative on that in the second half.

Tracy Kogan - Nomura Capital — Analyst
And then how about the units versus the dollars? Are you ordering units down? What is your plan there?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO
Well, I think the units will be up slightly, but not up at the same level that — our increase in average unit retail because you have to factor in — when you plan in retail dollars, you are going to get a bump on your average unit retail, which doesn’t necessarily translate into additional units.

Operator
Michelle Tan, Goldman Sachs.

Unidentified Participant
Good morning. Thanks. It’s actually Nicole filling in for Michelle. Our question was, in 1Q, you were able to grow margin, gross margins even though it seems like you added some new promotions this year. So can you help us understand what you’re doing on the promotional side that has allowed you to add these new events and still grow the gross?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO
I am not sure that we added net promotions necessarily.

David Dyer - Chico’s FAS, Inc. — President & CEO
I don’t think we did.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO
I see anecdotally some of the analysts’ comments when they shop the stores periodically, but we consciously have not increased our level of promotion. On occasion, you may see a friends and family event or you might see a percent off redlines for like a holiday weekend, but we have not consciously increased the level of promotions. In fact, we are planning to have our markdown rates down to last year across all three businesses for the balance of the year.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR
Kent, I think what Goldman might be referring to is we have increased the number of e-mails. They may be tracking that and we have found over the last couple of years that it’s a much more effective communications tool for us.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO
I think we have always had Web promotions, but I think the issue is that we are having a more concentrated effort in developing that direct-to-consumer business. So we are doing Web specials or specials of the day, but it both helps business in DTC, as well as steers business toward the stores as well.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR
Nicole, did you have a follow-up? Okay, Jackie, please.

Operator
Robin Murchison, SunTrust.

Robin Murchison - SunTrust Robinson Humphrey — Analyst
Hi, good morning and congratulations. I just wanted to — so most of my questions have been asked, but I will throw one in just about incomers or social media efforts. Anything new, different that you are seeing, executing or thinking about within that area? Thanks very much.

David Dyer - Chico’s FAS, Inc. — President & CEO
Well, in social media, it is something that we are really going after. As a matter of fact, we are segmenting social media from our PR efforts. Right now, it is social media and PR. We are creating a function that just deals with social media. We think that it is very important to the future. It really is amazing what is happening. And you can just look at even the reviews that we are now doing on our products and the way that customers not only review the product, but talk to each other. So it is something that we believe is part of the future and we are spending a lot more — putting a lot more emphasis on it in the Company across all brands.

Operator
Brian Tunick, JPMorgan.

Lindsey Bell - JPMorgan Chase — Analyst

Hi, this is Lindsey Bell on for Brian. My question is you have made some good headway in the Soma business with your focus on margin expansion, but you talk about needing to hit certain volumes to get closer to profitability. So where does the store base need to get to so that you reach those volumes to get to profitability?

David Dyer - Chico’s FAS, Inc. — President & CEO
Well, we believe at the end of this year with 180 stores that we will begin to have certainly the scale that starts to leverage our profitability. However, when you’re opening up stores at the rate that we are, there is a building process. A Soma store builds more slowly than the other brands. I think that is in intimate apparel because you are trying to get a customer to switch their bra, which is — they are very loyal, they are very product loyal to the bra or the brand that they are wearing. And I think that that is a challenge and it takes time and it takes trial before you build it. And I think that is what we are really concentrating on is building not only existing store volume with the comps, but trying to get the new stores up and performing faster.
So both of those things are happening, and I would expect for us, depending on how much we do in marketing, it is getting closer and closer to profitability. Again, the smallest quarterly loss that we have had in that brand I think since 2007 or ‘08.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO
So the only additional color I would add to Dave’s point about the build is that typically if you open a new store in specialty apparel, it opens up at about 80% to 85% of average productivity and then basically comps in year two and year three and then it falls into the base. I think in Soma’s particular case, I think the ramp-up is as much as four or five years and that is just trying to build the customer base. So if we can get in front of it with some guerilla marketing, we might be able to ramp it up with customers a little bit quicker.
From a margin perspective, we had what I would characterize as a decent margin rate improvement for the first quarter and that was principally to maintain markup. But I can tell you that, in relation to Soma versus the consolidated results, Soma’s improved markup is much higher than that. We look for that trend to continue.

Operator
Jennifer Black, Jennifer Black & Associates.

Jennifer Black - Jennifer Black & Associates — Analyst
Thank you. I was just curious to know if you are launching any new styles on the Vanishing Back bra.

David Dyer - Chico’s FAS, Inc. — President & CEO
The answer is yes. We will have I believe it is several new styles for fall.

Jennifer Black - Jennifer Black & Associates — Analyst
Great, thank you. Good luck.

Operator
Adrienne Tennant, Janney Capital Markets.

Adrienne Tennant - Janney Montgomery Scott — Analyst

Good morning and congratulations on the quarter. So my question is for Dave and it is really sort of more of a shopping behavior question. We have obviously gone through some different economic cycles. As we are starting to go into 2011, we are anniversarying the replenishment cycle. How are you seeing the consistency of the shopper at Chico’s and then the shopper at White House Black Market? Are there any differences there? And then my follow-up is really for Kent. Just minimum cash balance that you want on the balance sheet for operations? Thank you.

David Dyer - Chico’s FAS, Inc. — President & CEO
It is really all about the product. I think that our brands are as strong as the product offerings we have and I think that our product offerings have improved and that is what the customer is responding to. And I think that that is really the key. As long as we can keep the products compelling and interesting and where the customer feels like they need to come in and buy something new, we are going to be in good shape. I think that when we rest on our laurels and don’t keep moving forward in product is when we will have problems.
And honestly, I have reviewed the product assortments through I guess up until holiday and a little bit into holiday and I feel very, very good about where our assortments are going this year and the way that we are transitioning seasons, the looks and the collections that we have, the emphasis on categories and items. So again, as long as we can keep doing that, I think we will be okay regardless of what is going on around us.
I would say that our customer, being a $100,000 household income customer on average, is more — is very attuned to the market and what their portfolio is doing. So as long as we have some stability there, I think we will be just fine and the great product.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO
And then your question on minimum cash to support operations, I’d really answer it in terms of cash to support operations and I guess sleep insurance and I would say probably the number would have to be somewhere in excess of $200 million.

Operator
Dana Telsey, Telsey Advisory Group.

Dana Telsey - Telsey Advisory Group — Analyst
Good morning, everyone and congratulations. Dave, you have talked about stretch goals over time. Now that you are healthy, out of emergency and recovery — I love the analogy — how is the complexion of achieving the goals changed? Is it by product that is different, like wear to work or accessories, is it by channel in the direct or outlet and also is there a geography component to it? Thank you.

David Dyer - Chico’s FAS, Inc. — President & CEO
Honestly, when I set the BHAG, the big hairy audacious goals, $1 a share back in January and February of 2009, it was to cause the organization to think differently. And it is the same as we go to $1.50 in 2013. Incremental progress is not going to get us there. We have to be good at everything we do. We have to think out of the box. We have to think for new solutions, new ways of doing things.
And I think that a lot of the initiatives that we have been working on over the last two years, because of our desire to get to these stretch goals and to proven efficiencies and proven efficiencies again not incrementally. A tenth here or a tenth there is not going to do it. We need a couple of hundred basis points in selling expense or store operations. We need a couple of hundred basis points in margin.
So how do you get there? Knowing what the environment is. And that is what these goals are all about. And I do believe that with the initiatives we have in place that they are within reach. It doesn’t mean that it is a certainty, but it certainly feels like that if we catch a break and some of these initiatives continue to perform the way we think, we have got a shot and that is what we are working on. And it is causing us to think differently across product, across category, about the way we operate the stores, about the way we view expense. I mean it is really everywhere. It is not one place.

Operator

Travis Williams, Stephens.

Travis Williams - Stephens Inc. — Analyst
Hey, guys. This is Travis on for Travis. Just a quick question for you. Actually, I have two unrelated questions, pretty quick though. The first question is you guys commented that e-commerce growth by division, each division grew over 40%. I was wondering if you would be willing to share with us a little more color as to the penetration by segment. In other words, your business is split roughly 70/30 between the Chico’s/Soma and then the White House segment. Does the e-commerce business sort of mirror that split as well?
And then my follow-up question is in relation to your share repurchase activity in the quarter. Clearly, a big step-up from where you guys have been for a number of years here. And could you comment on sort of the philosophy going forward? Someone just talked to you about the cash balance. Even if you back out the $250 million you sort of need on hand, you have got a lot of cash and just wanted to hear your comments on that. Thank you.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO
Sure, let’s talk about the cash piece first. Repurchase to me is a way to reward shareholders. Probably isn’t the most efficient use of our cash. I think basically building new stores has the highest return, but we have increased our growth rate in 2011 versus 2010. And I think that we have plenty of cash to support our growth in the years ahead.
In terms of the execution on share repurchase, that is opportunistic. We facilitate it through open market purchases. I don’t believe there is any reason to do a structured transaction. It is not like we are trying to plan it as part of our EPS projections and trying to accelerate the accretion. So it is a modest amount and we have had the $200 million authorization out there. We still have a goodly sum to go and we will reevaluate each quarter as we go along with the Board.

Operator
Betty Chen, Wedbush Securities.

Betty Chen - Wedbush Securities — Analyst
Thank you and congratulations on a nice quarter. I was wondering if you can talk a little bit about the White House Black Market opportunity. If I recall last year, I think there were some issues with you chasing inventory. And I was thinking about how does that present some opportunities this year. And then on top of that, if I missed it earlier on the call, I apologize, but have you discussed what you think might be the potential for opportunity for Soma longer term and whether that differs by retail and outlet?

David Dyer - Chico’s FAS, Inc. — President & CEO
The potential for Soma, we believe that when we get the operating model right and it starts making a profit that we have — it has the potential to be one of our largest brands, if not the largest brand. Certainly I can see its way to being a $0.5 billion brand and honestly I think it has the potential to go further. It also probably has the potential to open up more stores, at least as many stores as Chico’s.
White House Black Market we talked about in terms of their store growth opportunity. We think at 347 stores or something like that in front-line stores that they have the opportunity to probably be at least 500 in front-line stores, maybe a little bit above that and we only have — I think we now have 20 outlet stores in there. We are up from 17. And we think that it could definitely be 125 or more outlet stores. So when you add those two together, there is the 250 number that we think that we can do in White House.
Regarding the second quarter, yes, we think that there is big opportunity in the second half of the second quarter. White House last spring was catch-up, catch-up. They were turning their inventory way too fast and as a result, they would sell out of a collection and they would pull forward another collection. Well, you can only do that so long before it catches up to you and that is what really happened to us in the June/July period of the second quarter of last year. We had nothing else that we could really pull off that was appropriate because then you are pulling up fall merchandise, which you don’t really want to do into June.
So honestly, we ran the business way, way too lean and didn’t have the clearance to drive July, it didn’t have the regular price business to drive June and parts of July and we actually started fall the first month in August underinventory too. So most of the White House opportunity I think is certainly in the back half of the quarter, but it is a big opportunity.

Operator
Kimberly Greenberger, Morgan Stanley Smith Barney.

Unidentified Participant
Hi. It’s actually Laura for Kimberly. I was wondering if you could provide an update on the store refurbishments you have in place. At the Analyst Day, you had mentioned a lift in sales for Chico’s and White House Black Market. I was wondering if you had seen any changes and whether or not you still plan to refurbish the 70 to 100 Chico’s stores and 15 to 20 White House Black Market stores this year. Thank you.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, COO & CFO
We still plan to go through the refurbishments, but it really becomes a question of timing. We honestly wanted to get through the first quarter coupled with the fact that, when you are looking at our new stores, we try to open at least 60% of our new stores in the first half, so didn’t feel it was right to pile on the construction team the refurbishments on top of that. So I look for the refurbishments to start gearing up maybe as early as July and into the August timeframe.

David Dyer - Chico’s FAS, Inc. — President & CEO
We have measured ROI on refurbishments and there is a return on the investment, so we will continue to refurbish our stores.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR
Thank you, Laura. And Jackie, if I am correct, that is the end of our questions.

Operator
Yes, that is the last question.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR
Two calendar items for everyone. Chico’s FAS annual stockholders meeting will be held on Thursday, June 23, 2011 here on our Ft. Myers campus beginning at 9 a.m. Eastern time. Also, sales and earnings for the second quarter will be released Wednesday, August 17, 2011 before the market opening that day. The tentative earnings release dates for the remaining quarters of fiscal 2011 are available on our corporate website, ChicosFAS.com on the Event Calendar button, as is a replay of this webcast. Thank you all for joining us this morning. As always, we appreciate your continuing interest in Chico’s FAS.

Operator
This concludes today’s teleconference. You may disconnect your lines at this time. Thank you all for your participation.

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